Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated December 14, 2007

Final Terms as of December 14, 2007

Issuer:			Toyota Motor Credit Corporation

Rating:			Aaa/AAA

CUSIP:			89233PP34

Issue Amount:		USD 10,000,000
			(subject to increase prior to Settlement Date)

Trade Date:		December 14, 2007

Settlement Date:	December 21, 2007

Final Maturity Date:	December 21, 2010

Call Feature: 		Callable in whole but not in part, at par, on any
			Coupon Payment Date, commencing on June 21,
			2008, provided that the Issuer gives 10 calendar days' notice

Issue Price:		100%

Re-offer Price:		100%

Proceeds:		100%.  The Dealer or its affiliate will enter into
			swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.

Redemption Price:	100%

Coupon:			4.600%

Coupon Payment Dates:	Semi-annually on the 21st of each December and June,
			commencing June 21, 2008

Coupon Payment Currency:USD

Day Count Fraction:	30/360, unadjusted

Business Days:		New York

Business Day Convention:Following

Form:			Medium Term Note, Series B

Clearing:		DTC

Denominations:		USD 100,000 by 1,000

Calculation Agent:	Deutsche Bank Trust Company Americas

Dealer:			Bear, Stearns & Co. Inc.

Payment and Delivery:	Delivery of the Note in full on the Settlement Date
			to Bear Stearns through DTC, against payment

Governing Law:		New York

Original Issue Discount:No

This term sheet relates to the Prospectus dated March 7, 2006, as supplemented by the Prospectus Supplement dated March 7, 2006, which can be found at: http://www.sec.gov/Archives/edgar/data/834071/000104746906002954/
a2168048z424b3.htm

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by
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